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                                                                  Exhibit 10(30)

CONSULTANCY AGREEMENT


This Consultancy Agreement is made as of January 29, 1998 by and between CanArgo Energy Corporation and Fincom AS, Norway represented by Rune Falstad. This agreement is only valid if the business combination between Fountain Oil Inc. and CanArgo Energy Inc. is closed.

ENGAGEMENT

For and during the term, and subject to the terms and conditions hereinafter set forth, the Consultant hereby agrees to perform Investor Relations and Norwegian financial regulatory requirements relating to IR and other related duties to be determined.

TERM

The terms of this agreement shall commence on August 1, 1998 and shall terminate and shall be binding for both parties for the first six months and thereafter there is a 90 days notice period.

COMPENSATION

The following compensation shall be provided for the consultant:

CanArgo Energy Corporation shall pay a monthly fee of USD 7000 based on 50% time spent by Rune Falstad to perform the duties specified by CanArgo Energy Corporation. In addition CanArgo will pay variable expenses to perform the duties such as travelexpenses, overseas calls and misc.entertainment expenses based on approved budget.

CanArgo Energy Corporation intend to, based on Board Approval, to issue 50,000 share options to Rune Falstad as soon as practicable and possible but in no event later than the start of this contract. The terms and vesting provisions of the share option program will be based on best price allowable but subject to approval by the Board of Directors.



Oslo, January 29, 1998

/s/ Rune Falstad            /s/ Michael Binnion

Rune Falstad                Michael Binnion,
                            Designate Co-
                            Chairman
                            and CFO
                            CanArgo Energy

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